UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2011

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

IRS Employer
Commission		Identification	State of
File Number	Registrant	Number	Incorporation
001-32956	NEWPAGE HOLDING CORPORATION	05-0616158	Delaware
333-125952	NEWPAGE CORPORATION	05-0616156	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Registrants, their corporate parent, NewPage Group Inc. (“NewPage Group”), and certain subsidiaries of the Registrants entered into a Superpriority Debtor-in-Possession Credit and Guaranty Agreement dated September 8, 2011 (“DIP Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent; JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Co-Collateral Agents; Barclays Capital, as Syndication Agent; Wells Fargo Capital Finance, LLC, as Documentation Agent; J.P. Morgan Securities LLC, Barclays Capital and Wells Fargo Capital Finance, LLC, as Joint Bookrunners and Joint Lead Arrangers for the Revolving Facility; J.P. Morgan Securities LLC and Barclays Capital, as Joint Bookrunners and Joint Lead Arrangers for the Term Facility; and other institutions that become Lenders under the DIP Credit Agreement. A summary of the terms of the DIP Credit Agreement is contained Item 1.03 below and is incorporated herein by reference. A copy of the DIP Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.03	Bankruptcy or Receivership.

U.S. and Canadian Filings for Creditor Protection

On September 7, 2011, NewPage Corporation announced that the Registrants, NewPage Group and certain of their U.S. subsidiaries (collectively, the “Company”) commenced voluntary cases (“Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code, as amended (“Chapter 11”). The cases are being heard in the United States Bankruptcy Court for the District of Delaware (Case Nos. 11-12804 through 11-12817) (“Bankruptcy Court”). Consolidated Water Power Company is not a part of the Chapter 11 Cases.

Separately, on September 6, 2011, the Registrants’ Canadian subsidiary, NewPage Port Hawkesbury Corp. (“NPPH”), brought a motion before the Supreme Court of Nova Scotia to commence proceedings to seek creditor protection (the “CCAA Proceedings”) under the Companies’ Creditors Arrangement Act of Canada (the “CCAA”). Initial orders were issued by the Supreme Court of the Province of Nova Scotia on September 9, 2011 commencing a CCAA process and approving a settlement transaction transferring certain current assets to NewPage Corporation against a settlement payment of $25 million. On August 22, 2011, NewPage announced that it would cease production at its Port Hawkesbury mill due to market and economic conditions as of September 16, 2011, with the expectation that the mill will be maintained so as to allow a re-start at a future date.

The Chapter 11 Cases and the CCAA Proceedings are collectively referred to as the “Creditor Protection Proceedings.” The Company initiated the Creditor Protection Proceedings to pursue reorganization efforts. Through the Chapter 11 process, the Company expects to work closely with its creditors and other stakeholders in the United States to complete a Plan of Reorganization that details how it intends to satisfy its liabilities and restructure its balance sheet to emerge as a financially stronger company. The Company remains in possession of its assets and properties and continues to operate its business and manage its properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of Chapter 11.

The Company expects to continue operating in the ordinary course throughout the Creditor Protection Proceedings. The Company has arranged debtor-in-possession financing of up to $600 million (“DIP Financing”) through the DIP Credit Agreement. The Company filed various first day motions and received orders from the Bankruptcy Court on September 8, 2011 approving the motions scheduled to be heard that day, allowing the Company to meet its operating obligations and to support customer expectations. A hearing is scheduled for October 4, 2011 to consider the remaining two motions (relating to professionals), as well as other final orders, including the final order regarding the DIP Financing.

The commencement of the Creditor Protection Proceedings constitutes an event of default under substantially all of our debt obligations, and several of those debt obligations became automatically and immediately due and payable, although any actions to enforce those payment obligations are stayed as a result of the filing of the Creditor Protection Proceedings.

DIP Financing

In the Chapter 11 Cases, we have sought and obtained an interim financing order from the Bankruptcy Court to enter into a debtor-in-possession financing facility. On September 8, 2011, we entered into the DIP Credit Agreement, which provides for borrowings in an aggregate principal amount of up to $600 million, consisting of a $350 million revolving credit facility and a $250 million term loan facility to the Company. The interim order approving the DIP Financing permits borrowings up to $495 million, with the remaining $105 million to be covered by the final order approving the DIP Financing. Subject to customary conditions, including the absence of defaults under the revolving credit facility, amounts available under the revolving credit facility may be borrowed, repaid and re-borrowed, including in the form of letters of credit and swing line loans, until the maturity date thereof.

The outstanding principal amount of loans under the DIP Credit Agreement, plus accrued and unpaid interest, will be due and payable on the earliest of: (a) 18 months after commencement of the Chapter 11 Cases, (b) 45 days after entry of the interim financing order if the final financing order has not been entered prior to the expiration of such 45-day period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of the DIP Financing shall be no later than the “effective date”) of one or more plans of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court for the Loan Parties (defined below) in the Chapter 11 Cases, and (d) the acceleration of the Loans and termination of the commitments in accordance with the DIP Credit Agreement.

The obligations of NewPage Corporation as borrower under the DIP Credit Agreement are guaranteed by NewPage Group Inc., NewPage Holding Corporation and certain of their direct and indirect material domestic subsidiaries (whether currently existing or subsequently acquired or organized, subject to customary exceptions), including Chillicothe Paper Inc., Escanaba Paper Company, Luke Paper Company, NewPage Canadian Sales LLC, NewPage Consolidated Papers Inc., NewPage Energy Services LLC, NewPage Port Hawkesbury Holding LLC, NewPage Wisconsin System Inc., Rumford Paper Company, Upland Resources, Inc., and Wickliffe Paper Company LLC (collectively, together with NewPage Corporation, the “Loan Parties”), each as debtor and debtor-in-possession under the Bankruptcy Code, and secured by all or substantially all assets of each of the guarantors. NewPage Port Hawkesbury Corp., Consolidated Water Power Company and Rumford GIPOP Inc. are not guarantors.

The proceeds of the DIP Financing will be used for the repayment of amounts outstanding under the existing Revolving Credit and Guaranty Agreement dated December 21, 2007, as amended, and the termination of the commitments thereunder, working capital and general corporate purposes of the Loan Parties, including allowed administrative expenses incurred during the Chapter 11 Cases or as have otherwise been approved by the Bankruptcy Court.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided pursuant to Item 1.01 and Item 1.03 above regarding the DIP Credit Agreement is incorporated into this Item 2.03 by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The commencement of the Creditor Protection Proceedings described in Item 1.03 above constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Registrants, NewPage Group and their subsidiaries (the “Debt Documents”). As a result of such an event of default or triggering event, substantially all obligations under the Debt Documents, by the terms of the Debt Documents, would have or may become due and payable. Any efforts to enforce such payment obligations against any of them under the Debt Documents are stayed as a result of their commencement of the Chapter 11 Cases in the United States and pursuant to the initial order made in the CCAA Proceedings in Canada. The material Debt Documents, and the approximate principal amount of debt outstanding thereunder as of June 30, 2011, are as follows:

Debt Documents	Principal Amount Outstanding as of June 30, 2011 ($ in millions)

Secured Debt
Revolving credit facility	$131
11.375% first-lien senior secured notes	1,770
Floating rate second-lien senior secured notes (LIBOR plus 6.25%)	225
10% second-lien senior secured notes	806

Unsecured Debt
12% senior subordinated notes	$200
Senior unsecured NewPage Holding PIK Notes (LIBOR plus 7.00%)	232
Senior unsecured NewPage Group PIK Notes (LIBOR plus 7.00%)	273

Item 7.01	Regulation FD Disclosure.

The Company has established a dedicated website, www.NewPageRestructuring.com, through which its stakeholders can access current information about the restructuring and the related legal filings.

Court documents pertaining to the Chapter 11 Cases can also be accessed directly through the Claim’s Agent website, www.kccllc.net/newpage. Suppliers can receive answers to any additional questions they may have by contacting the NewPage supplier call center at (877) 226-7107 or suppliers@newpagecorp.com.

Item 8.01	Other Events.

NewPage Corporation issued a press release on September 7, 2011 relating to the Creditor Protection Proceedings described above. In addition, NewPage issued a press release on September 8, 2011 regarding first day motions and the DIP Financing. Copies of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Superpriority Debtor-in-Possession Credit and Guaranty Agreement dated September 8, 2011, among the Loan Parties, JPMorgan Chase Bank, N.A., as Administrative Agent; JPMorgan Chase Bank, N.A. and Wells Fargo Capital Finance, LLC, as Co-Collateral Agents; Barclays Capital, as Syndication Agent; Wells Fargo Capital Finance, LLC, as Documentation Agent; J.P. Morgan Securities LLC, Barclays Capital and Wells Fargo Capital Finance, LLC, as Joint Bookrunners and Joint Lead Arrangers for the Revolving Facility; J.P. Morgan Securities LLC and Barclays Capital, as Joint Bookrunners and Joint Lead Arrangers for the Term Facility; and other institutions that become Lenders under the DIP Credit Agreement

99.1	News Release dated September 7, 2011

99.2	News Release dated September 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE HOLDING CORPORATION	NEWPAGE CORPORATION

By: /s/ Jay A. Epstein	By: /s/ Jay A. Epstein
Jay A. Epstein	Jay A. Epstein
Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer
Date: September 12, 2011	Date: September 12, 2011